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                                                                    EXHIBIT 99.1



PRESS ANNOUNCEMENT

DATE:           JANUARY 17, 2007

CONTACT:        C. KEITH SWANEY
                (440) 248-7171

PVF CAPITAL CORP. ANNOUNCES QUARTERLY EARNINGS AND CASH DIVIDEND.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced earnings of $1,137,000, or $0.15 basic earnings per share and $0.15 diluted earnings per share, for the quarter ended December 31, 2006 as compared to earnings of $1,027,000, or $0.13 basic earnings per share and $0.13 diluted earnings per share, for the prior year comparable period.

Earnings were $2,700,000, or $0.35 basic earnings per share and $0.35 diluted earnings per share, for the six-month period ended December 31, 2006 as compared to $2,379,000, or $0.31 basic earnings per share and $0.30 diluted earnings per share, for the prior year comparable period.

Earnings for the current three and six-month periods were impacted by a decline in net interest income that was attributable to a soft local real estate market. This was offset by gains on the sale of real estate owned, an increase to core savings account fee income, and a recovery to the mortgage-banking provision. Additionally, there was a significant decline in the provision for loan losses in the current six-month period.

As of December 31, 2006, PVF Capital Corp. reported assets of $915.6 million, an increase of $9.5 million or 1.1% from the fiscal year ended June 30, 2006. Total stockholders' equity of PVF Capital Corp. was $70.7 million at December 31, 2006. Annualized return on assets and return on equity were 0.61% and 7.89%, respectively, for the six months ended December 31, 2006.

On December 19, 2006, the Board of Directors of PVF Capital Corp. declared a quarterly cash dividend on the Company's outstanding common stock. The cash dividend will be in the amount of $0.074 per share payable on February 9, 2007 to the stockholders of record at the close of business on January 29, 2007.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Small-Cap market under the symbol PVFC.

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PVF CAPITAL CORP.
                                                               30000 Aurora Road
                                                               Solon, Ohio 44139
                                                                    440-248-7171

                         Summary of Financial Highlights

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)

(Dollars in thousands)                           DECEMBER 31,         JUNE 30,
                                                    2006                2006
                                                 ------------        -----------
ASSETS
------
   Cash and cash equivalents                       $ 28,585           $ 19,738
   Investment securities                             58,000             58,000
   Loans receivable                                 730,126            736,065
   Loans receivable held for sale                    12,940             10,698
   Mortgage-backed securities                        27,468             27,578
   Other assets                                      58,502             54,002
                                                   --------           --------
      Total Assets                                 $915,621           $906,081
                                                   ========           ========

LIABILITIES
-----------
   Deposits                                        $674,334           $656,864
   Borrowed money                                   144,000            156,773
   Other liabilities                                 26,614             23,471
                                                   --------           --------
      Total Liabilities                             844,948            837,108
                                                   --------           --------
      Total Stockholders' Equity                     70,673             68,973
                                                   --------           --------
      Total Liabilities and Stockholders' Equity   $915,621           $906,081
                                                   ========           ========


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED         SIX MONTHS ENDED
(Dollars in thousands except per share data)               DECEMBER 31,               DECEMBER 31,
                                                        -------------------       -------------------
                                                         2006        2005           2006       2005
Interest income                                         $15,554     $13,282        $31,112    $25,865
Interest expense                                          9,227       6,676         18,143     12,724
                                                        -------     -------        -------    -------
Net interest income                                       6,327       6,606         12,969     13,141
       Provision for loan losses                            252         257             92        294
Net interest income after provision for loan losses       6,075       6,349         12,877     12,847
                                                        -------     -------        -------    -------
Total noninterest income                                  1,043         562          1,989      1,341
Total noninterest expense                                 5,484       5,443         10,955     10,817
                                                        -------     -------        -------    -------
Income before federal income tax provision                1,634       1,468          3,911      3,371
        Federal income tax provision                        497         441          1,211        992
                                                        -------     -------        -------    -------
Net income                                              $ 1,137     $ 1,027        $ 2,700    $ 2,379
                                                        =======     =======        =======    =======
BASIC EARNINGS PER SHARE                                  $0.15       $0.13          $0.35      $0.31
                                                          =====       =====          =====      =====
DILUTED EARNINGS PER SHARE                                $0.15       $0.13          $0.35      $0.30
                                                          =====       =====          =====      =====